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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                                                                  FOR THE NINE
                                                       FOR THE YEARS            MONTHS ENDED MAY
                                                      ENDED AUGUST 31,                 31,
                                                     ------------------         -----------------
                                                      1994        1995           1995       1996
                                                     -------     ------         ------     ------
Income (loss) before provision for income taxes per
  income statement.................................  $(1,511)    $5,919         $1,854     $7,463
Add
  Portion of rents representative of the interest
     factor(1).....................................       31         82             54         80
  Interest on indebtedness(2)......................      129        655            380        701
                                                     -------     ------         ------     ------
          Income as adjusted.......................  $(1,351)    $6,656         $2,288     $8,244
                                                     =======     ======         ======     ======
Fixed charges
  Interest on indebtedness(2)......................  $   129     $  655         $  380     $  701
  Prepaid commitment fees..........................       50        129             --         25
  Portion of rents representative of the interest
     factor(1).....................................       31         82             54         80
                                                     -------     ------         ------     ------
     Fixed charges.................................  $   210     $  866         $  434     $  806
                                                     -------     ------         ------     ------
Ratio of earnings to fixed charges.................       NM       7.69           5.27      10.23
                                                     =======     ======         ======     ======
(1) Total rents....................................  $    93     $  249         $  164     $  243
    Multiplied by  1/3.............................     0.33       0.33           0.33       0.33
                                                     -------     ------         ------     ------
    Portion of rents representative of the interest
  factor...........................................  $    31     $   82         $   54     $   80
                                                     =======     ======         ======     ======
(2) Based on total interest expense.

NM = NOT MEANINGFUL